January 26, 2023

Trust for Professional Managers
615 East Michigan Street
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated September 15, 2021 regarding the sale of shares of the CrossingBridge Pre-Merger SPAC ETF, a series of Trust for Professional Managers. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.